Securities and Exchange Commission
                             Washington, D.C. 20549
                                    FORM N-8A
                          NOTIFICATION OF REGISTRATION
      Filed Pursuant to Section 8(a) of the Investment Company Act of 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   NAME:      Senior Funds

B.   ADDRESS OF PRINCIPAL BUSINESS OFFICE (No. & Street, City, Zip Code):

          Senior Funds
          c/o Pauze Swanson Capital Management
          14340 Torrey Chase Boulevard, Suite 170
          Houston, Texas 77014

C.   TELEPHONE NUMBER (including area code):       (281) 444-6012

D.   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

          Philip C. Pauze
          c/o Pauze Swanson Capital Management
          14340 Torrey Chase Boulevard, Suite 170
          Houston, Texas 77014

          COPIES TO:

          Charles W. Lutter, Jr.
          Attorney and Counselor at Law
          103 Canyon Oaks
          San Antonio, Texas 78232

E.   CHECK APPROPRIATE BOX:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                      Yes   [ X ]              No   [   ]
                            -----                   -----

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned in the City of Houston, State of Texas on this 22nd day of January 2001.

Senior Funds

By: /s/ Philip C. Pauze
    ---------------------------------
    Philip C. Pauze, Trustee